Exhibit 99.1

Hawthorn Bancshares First Quarter Earnings
Stable Earnings and Core Operations
Strong Capital Ratios – Higher Loan Loss Reserve

LEE’S SUMMIT, Mo. — May 1, 2009 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company, including its main operating subsidiary, Hawthorn Bank, for the first quarter ended March 31.

Net income for the quarter was $1.1 million, essentially unchanged from the first quarter of 2008, despite a $0.7 million increase in noninterest expense for FDIC insurance. After deducting dividends on the preferred stock issued to the U.S. Treasury under the Troubled Asset Relief Program, Hawthorn earned $0.14 per diluted share, versus $0.26 per diluted share in the first quarter of 2008.

Average earning assets increased 7.6% from first quarter 2008 while the net interest margin for first quarter 2009 declined to 3.32% from 3.55% as of first quarter 2008, thereby resulting in net interest income holding steady with first quarter of 2008.

Noninterest income as a percent of total revenue increased to 22.5% for first quarter 2009 from 19.9% in first quarter 2008, due to increased residential real estate refinancing activity.

With a $1.8 million provision for the quarter, the Company increased the allowance for loan losses to 1.31% of total loans compared with 1.26% at December 31, 2008 and 1.08% at March 31, 2008.

Nonperforming assets increased to 3.64% of total loans and foreclosed assets as of March 31, 2009, from 3.21% at December 31, 2008 and 1.39% at March 31, 2008.

“Our first quarter results demonstrate stable core operations and continued strong capital ratios,” said Chairman & CEO James E. Smith. “Our leverage and total risk-based capital ratios were 11.02% and 16.22%, respectively, far exceeding the regulatory requirements for ‘well-capitalized’ banks. Considering the turmoil that has taken place in the banking industry, we are continuing to focus on the stability of our community based operations.

“We did experience substantial real estate refinancing activity in the first quarter, which contributed an additional $0.8 million to pre-tax income. However, this was offset by an industry-wide increase in FDIC insurance assessments, as well an increase in our provision for loan losses. The deepening recession has caused our provision rate to be larger than is customary for our Company. Even so, we believe our conservative approach is appropriate for the current economic climate.”

While Hawthorn’s underlying business remains strong, the continued slowdown in the commercial development and residential real estate construction markets is reflected in the Company’s nonperforming asset numbers, which rose by $4.2 million. In response, Mr. Smith pointed out, “We continue to closely monitor the financial health of our borrowers through proactive risk-management procedures and are setting aside appropriate reserves for loan losses based upon realistic expectations of borrower-repayment capacity. Compared to industry averages, it is clear that we benefit from our community based Missouri operations.”

Comparing March 31, 2009 balances with December 31, 2008, total assets remained stable at $1.3 billion. Loans, net of allowance for loan losses, decreased slightly 0.5% to $991.4 million, while investment securities decreased 1.9% to $155.3 million. Total deposits increased 3.7% to $991.0 million. During the same period, stockholders’ equity slightly decreased 0.1% to $106.3 million or 8.4% of total assets due to common and preferred stock dividends totaling $1.1 million.

For the quarter, the annualized return on average common equity was 2.88% and the annualized return on average assets was 0.34% compared with 3.89% and 0.36%, respectively, for the same period in 2008.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	March 31, 2009	December 31, 2008

Loans, net of allowance for loan losses	$991,370,748	$996,436,986
Debt and equity securities	155,337,544	158,276,179
Total assets	1,267,542,353	1,279,698,867
Deposits	991,021,205	955,296,389
Total stockholders’ equity	106,321,297	106,418,383
	Three Months	Three Months
Statement of income information:	Ended March 31, 2009	Ended March 31, 2008

Total interest income	16,034,250	$18,425,666
Total interest expense	6,503,793	8,881,266

Net interest income	9,530,457	9,544,400
Provision for loan losses	1,750,000	1,650,000
Noninterest income	2,764,768	2,368,181
Noninterest expense	8,994,732	8,644,648

Pre-tax income	1,550,493	1,617,933
Income taxes	493,862	531,058

Net income	1,056,631	1,086,875
Preferred dividend to U.S. Treasury	493,104	—

Net income available to common shareholders	563,527	1,086,875

Earnings Per Common Share:
Basic:	$0.14	$0.26
Diluted:	$0.14	$0.26
Key financial ratios:	March 31, 2009	December 31, 2008

Return (loss) on average assets	0.34%	(2.45)%
Return (loss) on average common equity	2.88%	(27.33)%
Allowance for loan losses to total loans	1.31%	1.26%
Nonperforming loans to total loans	2.93%	2.46%
Nonperforming assets to loans and foreclosed assets	3.64%	3.21%
Allowance for loan losses to nonperforming loans	44.75%	50.94%
Non-GAAPfinancial information:	March 31, 2009	December 31, 2008

Tangible common stockholders’ equity	74,831,493	75,228,767
Tangible common stockholders’ equity per share	18.09	18.19
	December 31, 2008

Return on average assets	0.20%*
Return on average common equity	2.24%*

* Excludes loss from writeoff of Goodwill in the quarter ended December 31, 2008.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, Tipton and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.